SUBSIDIARIES OF THE REGISTRANT
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Linographics Corporation, a New York corporation

Unidigital  Elements (SF), Inc.,  a Delaware corporation,  doing business as TX,
     Unidigital California, Inc. and Unison (SF) in California

Unison (NY), Inc., a Delaware corporation

Unison (MA), Inc., a Delaware corporation

Mega Art Corp., a New York corporation

SuperGraphics Holding Company, Inc., a Delaware corporation

SuperGraphics Corporation, a California corporation, and wholly-owned subsidiary of SuperGraphics Holding Company, Inc.

Elements (UK) Limited, a United Kingdom corporation

Regent Group Limited, a United Kingdom corporation, and wholly-owned subsidiary of Elements (UK) Limited

Big Bills Limited, a United Kingdom corporation, and wholly-owned subsidiary of Elements (UK) Limited

M. Nur Marketing & Kommunikation GmbH, a corporation organized under the laws of Germany